SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2006
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-505I8	11-3626383

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (713) 339-8900
Not applicable.

(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events
     On January 8, 2007, Franklin Bank Corp. (“Franklin”) announced that management had successfully completed the due diligence on First National Bank of Bryan. In addition Franklin has reclassified approximately $580 million of our single family loans to Held for Sale, and incurred related net charges of approximately $8.8 million after tax, or $.37 per diluted share, in the quarter ended December 31, 2006. The net charge is primarily the result of the inverted yield curve causing the adjustable rate mortgage loans to reset at rates higher than current fixed rates on mortgages. This effect increases prepayments on these loans. Franklin expects to recover this charge over approximately two years. Franklin will initially pay-down higher cost wholesale deposits and borrowings and then reinvest the proceeds in higher yielding commercial loans. The sale is expected to be completed by the end of the first quarter 2007.
     In addition, we have recorded additional charges totaling approximately $1.2 million, pre-tax, or $.03, after tax, per diluted share. These charges include additional reserves for single family loans and commercial loans as well as the effect of the likely economic environment in our geographic markets.
     The completion of the due diligence and the restructuring of the balance sheet are described further in Franklin’s press release, dated January 8, 2007, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: January 8, 2007	By:	/s/ Russell McCann
Russell McCann
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 8, 2007